Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
RX Scripted, Inc.
(A Development Stage Company)
Holly Springs, North Carolina

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Post-Effective Amendment No. 1) of our report dated May 8, 2009 relating to the financial statements as of January 31, 2009 and 2008 and for the years ended January 31, 2009 and 2008 and the period from December 30, 2004 (inception) to January 31, 2009 included in this Prospectus. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
October 1, 2009